UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Alvarado, Linda G.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   10/04/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-  2A.           3.Trans-       4.Securities Acquired(A)  5)Amount of    6.Owner-    7)Nature of
                             action    Deemed        action Code    or Disposed of (D)        Securities     ship        Indirect
                             Date      Execution     -------------------------------------    Beneficially   Form:       Beneficial
                             (Month/   Date, if any                            A              Owned          Direct      Ownership
                             Day/Year) (Month/                                 or             Following      (D) or
                                       Day/Year)     Code     V     Amount     D    Price     Reported       Indirect
                                                                                              Transaction(s) (I)
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
Common Stock, par value                                                                       8,174          I           Cimarron
$.01 per share                                                                                                           Holdings
Common Stock, par value      10/3/02                 A(1)           184        A    $13.5550    184          D
$.01 per share
                                       1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative      2)Conversion   3)Trans-  3A          4)Trans-    5)Number of Derivative     6)Date Exercisable and
Security                   or Exercise    action    Deemed      action      Securities Acquired (A)    Expiration Date
                           Price of       Date      Execution   Code        or Disposed of (D)
                           Derivative               Date, if
                           Security                 any
                                                    Month/                                                 Date       Expiration
                                                    Day/Year    Code  V     A                D         Exercisable       Date
------------------------------------------------------------------------------------------------------------------------------------




Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative      3)Trans-  3A            7)Title and Amount           8)Price  9)Number of     10)Ownership   11)Nature of
Security                   action    Deemed        of Underlying                of       Derivative      Form of        Indirect
                           Date      Execution     Securities                   Deriv-   Securities      Derivative     Beneficial
                                     Date, if                       Amount      ative    Beneficially    Security:      Ownership
                                     any                            or          Secur-   Owned           Direct (D)
                                     Month/Day/                     Number      ity      Following       or
                                     Year          Title            Of Shares            Reported        Indirect (I)
                                                                                         Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------






Explanation of Responses:

(1) Directors' Quarterly Stock Compensation
- Attorney-in-fact pursuant to the power of attorney dated 7/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Linda G. Alvarado
DATE 10/4/02